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                                                                    Exhibit 23.2

                           [LOGO OF ARTHUR ANDERSEN]




Consent of Independent Auditors

We consent to the incorporation by reference, in the IMC Global Inc., a Delaware Corporation (the "Company") Registration Statement on Form S-3 relating to the registration of Debt Securities, Debt Warrants, Series Preferred Stock, Common Stock, Common Stock Warrants and Currency Warrants to a value of $750,000,000, of our report dated 18 September 1997, on our audit of the financial statements of Harris Chemical Australia Pty Ltd. & Its Controlled Entities for the year ended 30 June 1997, which report is included in the Current Report on Form 8-K/A which was filed with the Securities and Exchange Commission on June 15, 1998.




Arthur Andersen
Chartered Accountants

Adelaide, South Australia
January 19, 1999